Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Greg Burns  Mark Nogal
Media Relations Investor Relations
(847) 402-5600 (847) 402-2800

Allstate is providing more than $600 million to auto insurance customers amid pandemic
U.S. residents can also receive free Allstate Identity Protection for the year

NORTHBROOK, Ill., April 6, 2020 – Allstate (NYSE: ALL) is providing a Shelter-in-Place Payback to help its personal auto insurance customers in these challenging times. Allstate is also offering free identity protection to all Americans.

“Allstate has been helping customers overcome catastrophes for 89 years since our purpose is to make sure they are in Good Hands. We have learned to move quickly and put people first,” said Tom Wilson, Chair, President and Chief Executive Officer. “This crisis is pervasive. Given an unprecedented decline in driving, customers will receive a Shelter-in-Place Payback of more than $600 million over the next two months. This is fair because less driving means fewer accidents. We are also providing free identity protection for the rest of the year to all U.S residents who sign up, since our lives have become more digital.”

Shelter-in-Place Payback
Allstate, Esurance and Encompass personal auto insurance customers will receive a Shelter-in-Place Payback. Most customers will receive 15% of their monthly premium in April and May, totaling more than $600 million. Customers will receive the money back through a credit to their bank account, credit card or Allstate account. The fastest way for customers to receive this payback is to utilize the Allstate Mobile app. We are working with state insurance regulators to move forward expeditiously.

Free Identity Protection
Shelter-in-place orders require us to work, take classes and visit friends virtually, which increases our exposure to cybercrime. To help people, Allstate is making the Allstate Identity Protection product free for the rest of the year with no opt-out-requirement. Allstate Identity Protection helps protect people from identity theft and financial fraud and provides more control over information shared digitally. U.S. residents can get the free identity protection product through Dec. 31, 2020, regardless of whether they are already Allstate customers, by signing up in April or May.

Payment Relief
Allstate customers experiencing financial challenges can call Allstate to learn how to delay payments without penalty. The Special Payment Plan gives auto and homeowners insurance customers the choice to delay two consecutive premium payments. Customers also can choose to pay what they can afford.

Extended Auto Insurance Coverage
Allstate is expanding insurance coverage for customers who use their personal vehicles to deliver food, medicine and other goods for commercial purposes. Standard personal auto insurance policies typically exclude this coverage. Many people have started delivering goods to help others, earn money and to

Exhibit 99
support businesses and social service organizations that have expanded their delivery services. Allstate is ensuring our customers have protection in the coming months.

Sharing Insights
Arity, an Allstate mobility data and analytics company, has 280 billion miles of driving data from over 23 million active telematics connections. They will be sharing their insights with others that are also adapting to this crisis.

About Allstate
The Allstate Corporation protects people from life’s uncertainties with a broad portfolio of protection products including: auto, home, personal property and life insurance, protection plans for electronic devices and appliances, and personal identity protection. Allstate is widely known for the slogan “You’re in Good Hands with Allstate.”

For more information, visit www.allstate.com. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.